EXHIBIT 5.1

Wiggin and Dana LLP
Two Stamford Plaza
281 Tresser Boulevard
Stamford, CT 06901
203.363.7600 (phone)
203.363.7676 (fax)

May 24, 2013

CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT 06405

Ladies and Gentlemen:

We have acted as counsel for CAS Medical Systems, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of (a) shares of common stock, par value $0.004 per share, (the “Common Stock”) of the Company; (b) shares of preferred stock, par value $0.001 per share, (the “Preferred Stock”) of the Company; (c) warrants of the Company (the “Warrants”), which may be issued pursuant to a warrant agreement between the Company and the warrant agent (the “Warrant Agent”) to be named therein (the “Warrant Agreement”); and (d) units (the “Units”) which may be issued under one or more unit agreements to be entered into among the Company, a bank or trust company, as unit agent (the “Unit Agent”), and the holders from time to time of the Units (each such unit agreement, a “Unit Agreement”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

1.
  When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the board of directors of the Company (the “Board of Directors”), for the consideration approved by the Board of Directors, such shares of Common Stock will be validly issued, fully-paid and non-assessable.
2.
  Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors and the proper filing with the Secretary of State of the State of Delaware relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof) and in accordance with the Certificate of Incorporation of the Company, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.
3.
  When any Warrant Agreement, to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the Warrant Agent and the Company; the specific terms of the Warrants have been duly authorized and established in accordance with any such Warrant Agreement; and such Warrants have been duly authorized, executed, issued and delivered in accordance with any such Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

4.
  When any Unit Agreement, to be entered into in connection with the issuance of any Units has been duly authorized, executed and delivered by the Unit Agent, if any, and the Company; the specific terms of the Units have been duly authorized and established in accordance with any such Unit Agreement; and such Units have been duly authorized, executed, issued and delivered in accordance with any such Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security and (iv) there shall be sufficient authorized but unissued shares of Common Stock or Preferred Stock, as the case may be. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

The opinions set forth herein are limited to the Delaware General Corporation Law and the federal laws of the United States. We do not express any opinion herein concerning the effect of any other law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Wiggin and Dana LLP

Wiggin and Dana LLP